UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2012 (June 14, 2012)

ACCELERIZE NEW MEDIA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52635	20-3838769
(Commission File Number)	(IRS Employer Identification No.)

2244 West Coast Highway, Suite 250 Newport Beach, California	92663
(Address of Principal Executive Offices)	(Zip Code)

(949) 515-2141
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.        OTHER EVENTS.

On June 14, 2012, Accelerize New Media, Inc., or the Company, settled a complaint, or the Complaint, filed against the Company by WebApps LLC, or the Plaintiff, on April 8, 2011 in the United States District Court for the Eastern District of Louisiana.  The Complaint, among other things, alleged that the Company engaged in computer fraud and abuse, unlawful access to electronic communications, misappropriation of trade secrets, unfair trade practices, tortious conduct and intentional interference.   The Plaintiff sought injunctive relief and damages in excess of $1 million, plus attorneys’ fees and costs.  In June 2011, the Company filed a partial motion to dismiss and five counter-claims against the Plaintiff.  In August 2011, the Plaintiff filed a motion to dismiss the Company’s counter-claims.  On March 20, 2012, each of the motions was granted in part and denied in part, such that all parties had the right to amend their pleadings.

By settling the Complaint, each of the Company and the Plaintiff deny liability and wrongdoing, and each releases any and all claims that such party has, had or may have had against the other up to and including May 31, 2012.  The Company and the Plaintiff will execute and file a joint motion to dismiss, whereby all claims against the Company will be dismissed with prejudice and all counterclaims against the Plaintiff will be dismissed with prejudice, with each party to bear its own costs and attorney’s fees.  In connection with the settlement, the Company will pay, within 10 days of the filing of the joint motion to dismiss, the sum of $50,000 to the Plaintiff.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELERIZE NEW MEDIA, INC.
By:	/s/ Brian Ross
Name:	Brian Ross
Title:	President and Chief Executive Officer

Date:  June 19, 2012

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